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                                                                     EXHIBIT 4.9

                         FORM OF STOCK OPTION AGREEMENT


      This Stock Option Agreement ("Agreement") is made as of the 21st day of July, 1999 between LEXON Technologies, Inc., a Delaware corporation ("Company), and _______________________, ("Optionee").

       In consideration of $1.00 in hand paid to Company, it is agreed:

      1. OPTION. Company hereby grants Optionee an option to purchase ________ shares of the $.001 par value common stock of Company ("Shares"), on the terms hereinafter set forth.

      2. PURCHASE PRICE. The purchase price payable for the Shares upon exercise of such option shall be $2.80, representing 100% of the fair market value per Share as of July 21, 1999.

      3. METHOD OF EXERCISING OPTION. The option may be exercised at any time during the period beginning on July 21, 1999 and continuing to the tenth anniversary of this Agreement ("Option Period"). The option may be exercised in whole or in part by giving to the Company notice in writing to that effect Within thirty (30) days after the receipt by it of notice of exercise of such option, the Company shall cause certificates for the number of Shares with respect to which such option is exercised to be issued in the name of Optionee or his executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributees, or to be properly endorsed or accompanied by separate stock powers duly executed, and to be delivered to Optionee or his executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributees, or to be properly endorsed or accompanied by separate stock powers duly executed, and to be delivered to Optionee or his executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributees. Payment of the purchase price for the Shares with respect to which such option is exercised shall be made to the Company upon the delivery of such Shares. The Company shall give the person or persons entitled to the same at least five (5) days notice of the time and place for delivery and for the payment of suet purchase price.

      4. CONDITIONS OF OPTION. The option is subject to the following additional conditions:

         a. The option herein granted to Optionee shall not be transferable by Optionee other than by will or the laws of descent and distribution, and shall be exercisable, during his lifetime, only by him.

         b. In the event of Optionee's death, the option may be exercised by his executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributees during the Option Period.

         c. The provisions of the option shall become null and void and inoperative immediately upon any attempted sale, assignment, transfer, or other disposition by Optionee of such option or any of his right, title, and interest therein; provided, however, that nothing herein shall be construed as prohibiting Optionee upon his death (at any time while he has the right to exercise such option) from providing for the disposition of such option or his right, title, and interest in it by will or as prohibiting the transfer of such option or his right, title, and interest in it by will or as prohibiting the transfer of such option by the laws of descent and distribution.
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         d.  Each Share issued to the Optionee upon any exercise of the option granted hereunder shall be subject to repurchase by the Company at a price equal to the price paid for each such Share, upon the termination of Optionee's service with the Company for any reason or upon the death of Optionee, if such termination of service or death occurs on or before December 31, 2001, provided that the Company's right to repurchase shall terminate as to the following number of such Shares on each of the following dates: as to 75,300 Shares as of December 31, 1999; as to 131,773 Shares, as of December 31, 2000; and as to 169,423 Shares as of December 31, 2001.

         e. Notwithstanding anything in this Agreement to the contrary, the option herein granted to Optionee shall in the event be exercisable after ten (10) years.

         5. RESTRICTION ON THE TRANSFER OF SHARES. Optionee hereby agrees, without the consent of the Company, he will not, directly or indirectly, sell, assign, transfer, pledge or otherwise dispose of (collectively "Transfer more than 25% of the Shares within any ninety (90) day period. Notwithstanding the foregoing, Optionee may Transfer the Shares to (i) the spouse or children of such Optionee, whether directly or in trust (including pursuant to the uniform gift to minors provisions) for their sole benefit, provided that the transferee agrees in writing to be bound by the terms of this Agreement, and provided further that Optionee may not disclaim beneficial ownership of such Shares for the purposes of any filing pursuant to any securities law, or (ii) a trust in which Optionee owns all of the beneficial interest therein, provided further that Optionee may not disclaim beneficial ownership of such Shares for the purposes of any filing pursuant to any securities law and (iii) a third party making a cash tender or exchange offer in compliance with Regulations 14D and 14E under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), following the filing with the Securities and Exchange Commission ('SEC') by the Company, in compliance with the Exchange Act, a Recommendation Statement on
Schedule 14D-9 pursuant to which the Company affirmatively recommends to the Company stockholders the acceptance of such cash tender or exchange offer.

         6. STOCK ADJUSTMENT. If the Company shall issue any additional shares of stock by way of a stock dividend on, or split-up, subdivision, or reclassification of outstanding common shares, then the option shall be deemed to cover such additional shares to the extent that the same would have been issued to Optionee had such option been exercised in its entirety at the time of such issuance of additional shares, and there shall be a corresponding proportionate adjustment of the option price per share set forth above so that in the aggregate the option price for all Shares then covered shall be the same as the aggregate option price for the Shares remaining subject to such option immediately prior to the issuance of such additional shares.

         7. CORPORATE REORGANIZATION. If there shall be any capital reorganization, or consolidation, or merger of the Company with any other corporation or corporations, or any sale of all or substantially all of the Company's property and assets to any other corporation or corporations, the Company shall take appropriate action to enable Optionee to receive upon any subsequent exercise of such option, in whole or in part, in lieu of any Shares of the Company the share or shares, securities, or other assets as were issuable or payable upon such reorganization, consolidation, merger, or sale in respect of or in exchange for such Shares.

         8. OPTIONEE'S REPRESENTATIONS. Optionee represents and/or acknowledges the following:


         a. That the Shares are being purchased for investment and not for distribution or resale to others. Optionee agrees that he will not sell or otherwise transfer the Shares unless they are registered under the Securities Act of 1933 or unless an exemption from such registration is available.

         b. The Shares have not been registered under the Securities Act of 1933 or the Illinois Securities Act of 1953 as amended, or any other applicable state securities laws; the economic risk of the

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            investment must be borne indefinitely by Optionee, and the Shares cannot be sold unless subsequently registered under the Securities Act of 1933 and such state laws or an exemption from such registration is available. The Company has agreed to register the shares of Common Stock issuable on exercise of this Option at such time as the Company is eligible to utilize the form of registration on S-3 or S-8 under the Securities Act.

         c. Optionee is and will be a resident of the State set forth below his signature as of the date of his execution of this Agreement, and that the personal information provided on the Signature page is true and accurate as of the date hereof.

         d. Optionee confirms that he is aware of the present operational and financial condition of the Company, and has previously been advised that all documents, records and books pertaining to Company finances and operations were at all times available for inspection at the offices of Company, and that all documents, records and books pertaining to Company and Shares requested by Optionee have been made available to him.

         e. Optionee has had an opportunity to ask questions of, and receive answers from Company, its officers, directors, employees and agents concerning the terms and conditions of this Agreement, the transactions contemplated thereby, the operations of Company and related matters.

         f. Optionee, understands that no assurance is given that the actual result of operations will correspond with the past results as set forth in any tax or financial statements or other documents provided to Optionee and no reliance should be placed upon results of such past operations in determining whether an investment in Shares is advisable.

         9. COMPANY'S REPRESENTATIONS. The Company represents the following:

            a. It has the Tight to issue the Shares to Optionee.

            b. Optionee shall receive good and marketable title to the Shares, free of all encumbrances.

         10. BINDING EFFECT. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors, and assigns.

         11. ENTIRE AGREEMENT. This Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between them.

         12. NON-WAIVER. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

         13. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Illinois as to all matters including, but not limited to, matters of validity, construction, effect, performance and remedies, and as partial consideration for the other party's execution and performance hereunder, each party hereby consents to the jurisdiction of any state or federal court located within Cook County, Illinois and waives personal service of any and all process upon it, to the extent permitted by law, and consents that all such service of process be made upon such party at the address and in the manner set forth in this Agreement, and service so made shall be deemed to be completed upon the earlier of actual receipt or three (3) days after the same shall have been posted to such party's address. Each party hereby waives trial by jury, and waives any objection which it may have based on improper venue or forum non conveniens, to the conduct of any proceeding instituted hereunder, and consents to the granting of such legal or equitable relief as is deemed appropriate by the court.



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       IN WITNESS WHEREOF, the parties have signed this Agreement.




                                                   LEXON Technologies, Inc.



                                                   By:
                                                      --------------------------
                                                      John B. McLean,
                                                      Assistant Secretary





                                                   ----------------------------
                                                            Optionee



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           SCHEDULE TO EXHIBIT 4.9 - FORM OF STOCK OPTION AGREEMENT


         On July 21, 1999, the Company entered into Stock Option Agreements with certain employees of the Company. The Stock Option Agreements, which are substantially similar, provide for immediate exercisability of the options subject to certain forfeiture restrictions relating to the shares, which forfeiture restrictions expire on the terms set forth below.


                         Number of  Shares
                         Issuable Upon Exercise   Shares Subject to Forfeiture/
Optionee                 of the Option            Date Forfeiture Expires
--------                 ----------------------   -----------------------------

Steven J. Peskaitis          376,496                75,300/ December 31, 1999
                                                   131,773/ December 31, 2000
                                                   169,423/ December 31, 2001

Kenneth Eaken                627,500               125,500/ December 31, 1999
                                                   219,625/ December 31, 2000
                                                   282,375/ December 31, 2001

Paris Karahalios             627,500               125,500/ December 31, 1999
                                                   219,625/ December 31, 2000
                                                   282,375/ December 31, 2001

John McLean                  627,500               125,500/ December 31, 1999
                                                   219,625/ December 31, 2000
                                                   282,375/ December 31, 2001

Stanley Peskaitis            275,000               100,000/ December 31, 1999
                                                   100,000/ December 31, 2000
                                                    75,000/ December 31, 2001

Dave Schulz                  285,000                95,000/ December 31, 1999
                                                    95,000/ December 31, 2000
                                                    95,000/ December 31, 2001

Dave Leonard                  12,500                12,500/ December 31, 1999

Jim Rooney                    12,550                12,550/ December 31, 1999

Thomas Riek                   12,550                12,550/ December 31, 1999